Exhibit 10.2

Nonqualified Stock Option Grant Agreement Time-Vested Option	2009
A NONQUALIFIED STOCK OPTION GRANT (hereinafter the “Option”) for the number of shares of Common Stock as noted in the 2009 Notice of Grant of Stock Options (the “Notice”), of Nordstrom, Inc., a Washington Corporation (the “Company”), is hereby granted to the “Optionee” on the date set forth in the Notice, subject to the terms and conditions of the Agreement. The Option is also subject to the terms, definitions and provisions of the Nordstrom, Inc. 2004 Equity Incentive Plan (the “Plan”) adopted by the Board of Directors of the Company and approved by the Company’s shareholders, which is incorporated in this Agreement. To the extent inconsistent with this Agreement, the terms of the Plan shall govern. The Compensation Committee of the Board has the discretionary authority to construe and interpret the Plan and this Agreement. The Option is subject to the following:
1.	OPTION PRICE

The option price is one hundred percent (100%) of the fair market value of the Company’s Common Stock (“Common Stock”), as determined by the closing price of the Common Stock on the New York Stock Exchange on the date of grant. For this purpose, the “date of grant” is indicated in the Notice and reflects either the date the Compensation Committee approves the grant, or if this date falls within a closed trading period, the first trading day thereafter that falls within an open trading window.

2.	VESTING AND EXERCISING OF OPTION

Except as set forth in Section 5, the Option shall vest and be exercisable pursuant to the terms of the vesting schedule set forth in the Notice.
(a)	Method of Exercise. The Option shall be exercisable (only to the extent vested) by a written notice in a form prescribed by the Company that shall:
(i)	state the election to exercise the Option, the number of shares, the total option price, and the name and address of the Optionee;

(ii)	be signed by the person entitled to exercise the Option; and

(iii)	be in writing and delivered to Nordstrom Leadership Benefits (either directly or through a broker).
The Company has made arrangements with a broker for stock option management and exercises.

(b)	Payment upon Exercise. Payment of the purchase price of any shares with respect to which an Option is being exercised shall be by:
(i)	check or bank wire transfer,

(ii)	the surrender of shares of Common Stock previously held for at least six months by the Optionee, or where not acquired by the Optionee by exercising a stock option, having a fair market value at least equal to the exercise price, or

(iii)	giving an irrevocable direction for a broker approved by the Company to sell all or part of the Option shares and to deliver to the Company from the sale proceeds in an amount sufficient to pay the option exercise price and any amount required to be withheld to meet the Company’s minimum statutory withholding requirements, including the employee’s share of payroll taxes.

(The balance of the sale proceeds, if any, will be delivered to the Optionee.)
The certificate(s) or shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person(s) exercising the Option unless another person is specified. An Option hereunder may not at any time be exercised for a fractional number of shares.

(c)	Restrictions on Exercise. These Options may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation, or the Company’s Insider Trading Policy. As a condition to the exercise of these Options, the Company may require the person exercising the Options to make any representation and warranty to the Company as the Company’s counsel advises and as may be required by the Company or by any applicable law or regulation.
3.	ACCEPTANCE OF OPTIONS

Although the Company does not require the Optionee’s signature upon accepting the grant, the Optionee remains subject to the terms and conditions of this Agreement.

4.	NONTRANSFERABILITY OF OPTIONS

The Option may not be sold, pledged, assigned or transferred in any manner otherwise than, in the event of the Optionee’s death, either indicated on a valid Nordstrom Beneficiary Designation form, by will or the laws of descent and distribution and, except as set forth in Section 5 below, may be exercised during the lifetime of the Optionee only by the Optionee or by the guardian or legal representative of the Optionee. The terms of the Option shall be binding upon the executors, administrators, heirs and successors of the Optionee.

5.	SEPARATION OF EMPLOYMENT

Except as set forth below, a vested Option may only be exercised while the Optionee is an employee of the Company. If an Optionee’s employment is terminated, the Optionee or his or her legal representative shall have the right to exercise the Option after such termination as follows:
(a)	If the Optionee dies while employed by the Company, the persons named on the Optionee’s Beneficiary Designation form may exercise such rights. If no Beneficiary Designation form is on file with the Company, then the person to whom the Optionee’s rights have passed by will or the laws of descent and distribution may exercise such rights. If the Option was granted at least six months prior to the death of the Optionee while employed by the Company, it shall immediately vest and may be exercised during the period ending four years after the Optionee’s death, but in no event later than 10 years after the date of grant. If the Option was granted less than six months prior to death, such Option shall be forfeited as of the date of death.

(b)	If the Optionee is separated due to his or her disability, as defined in Section 22(e)(3) of the Internal Revenue Code, the Option, if granted at least six months prior to such separation and the Optionee provides Nordstrom Leadership Benefits with reasonable documentation of the Optionee’s disability, shall immediately vest and may be exercised during the period ending four years after separation, but in no event later than 10 years after the date of grant. If the Option was granted less than six months prior to separation due to the Optionee’s disability, such Option shall be forfeited as of the date of separation.

(c)	If the Optionee is separated due to retirement between the ages of 53 and 57 with 10 continuous years of service to the Company from the most recent hire date, or upon attaining age 58, the Option, if granted at least six months prior to such retirement, shall continue to vest and may be exercised during the period ending four years after separation, but in no event later than 10 years after the date of grant. If the Option was granted less than six months prior to retirement, such Option shall be forfeited as of the date of separation.

1 Nonqualified Stock Option Grant Agreement Time-Vested Option

(d)	If the Optionee’s employment is terminated due to his or her embezzlement or theft of Company funds, defraudation of the Company, violation of Company rules, regulations or policies, or any intentional act that harms the Company, such Option, to the extent not exercised as of the date of termination, shall be forfeited as of that date.

(e)	If the Optionee is separated for any reason other than those set forth in subparagraphs (a), (b), (c) and (d) above, the Optionee (or Optionee’s beneficiary) may exercise his or her Option, to the extent vested as of the date of his or her separation, within 100 days after separation, but in no event later than 10 years after the date of grant.
Notwithstanding anything above to the contrary, if during the term of this Option, the Optionee directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director or in any other capacity, engages or assists any third party in engaging in any business competitive with the Company; divulges any confidential or proprietary information of the Company to a third party who is not authorized by the Company to receive the confidential or proprietary information; or improperly uses any confidential or proprietary information of the Company, then the post-separation vesting and exercise rights of Options set forth above shall cease immediately, and all outstanding vested and unvested portions of the Options shall be automatically forfeited.

6.	TERM OF OPTIONS

The Option may not be exercised more than 10 years from the date of original grant of these Options, and the vested portion of such Option may be exercised during such term only in accordance with the Plan and the terms of this Option.

7.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

The number and kind of shares of Company stock subject to this Option shall be appropriately adjusted, pursuant to the Plan, along with a corresponding adjustment in the option price to reflect any stock dividend, stock split, split-up, extraordinary dividend distribution, or any combination or exchange of shares, however accomplished.

8.	ADDITIONAL OPTIONS

The Compensation Committee of the Board of Directors may or may not grant the Optionee additional stock options in the future. Nothing in this Option or any future grant should be construed as suggesting that additional grants of options to the Optionee will be forthcoming.

9.	LEAVES OF ABSENCE

For purposes of this Option, the Optionee’s service does not terminate due to a military leave, a sick leave or another bona fide leave of absence if the leave was approved by the Company in writing and if continued crediting of service is required by the terms of the leave or by applicable law. But, service terminates when the approved leave ends unless the Optionee immediately returns to active work.

If the Optionee goes on a leave of absence approved by the Company, then the vesting schedule specified in the Notice may be adjusted in accordance with the Company’s leave of absence policy or the terms of the leave.

10.	TAX WITHHOLDING

In the event that the Company determines that it is required to withhold any tax as a result of the exercise of this Option, the Optionee, as a condition to the exercise of their Options, shall make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements.

11.	RIGHTS AS A SHAREHOLDER

Neither the Optionee nor the Optionee’s beneficiary or representative shall have any rights as a shareholder with respect to any Common Shares subject to this Option, unless and until (i) the Optionee or the Optionee’s beneficiary or representative becomes entitled to receive such Common Shares by filing a notice of exercise and paying the Option Price pursuant to this Option, and (ii) the Optionee or Optionee’s beneficiary or representative has satisfied any other requirement imposed by applicable law or the Plan.

12.	NO RETENTION RIGHTS

Nothing in this Option or in the Plan shall give the Optionee the right to be retained by the Company (or a subsidiary of the Company) as an employee or in any capacity. The Company and its subsidiaries reserve the right to terminate the Optionee’s service at any time, with or without cause.

13.	CLAWBACK POLICY

This Option is subject to the Clawback Policy adopted by the Company’s Board of Directors, which provides as follows:

To the extent permitted by law, if the Board of Directors, with the recommendation of the Compensation Committee, determines that any bonus, equity award, equity equivalent award or other incentive compensation has been awarded or received by a Section 16 executive officer of the Company, and that:
(a)	such compensation was based on the achievement of certain financial results that were subsequently the subject of a material restatement of the Company’s financial statements filed with the Securities and Exchange Commission,

(b)	the Section 16 executive officer engaged in grossly negligent or intentional misconduct that caused or substantially caused the need for the material restatement, and

(c)	the amount or vesting of the bonus, equity award, equity equivalent or other incentive compensation would have been less had the financial statements been correct, then the Board shall recover from the Section 16 executive officer such compensation (in whole or in part) as it deems appropriate under the circumstances.

In the event the Clawback Policy is deemed unenforceable with respect to the Options, then the award of Options subject to this Agreement shall be deemed unenforceable due to lack of adequate consideration.

14.	ENTIRE AGREEMENT

The Notice, this Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.

This Agreement may not be modified or amended, except for a unilateral amendment by the Company that does not materially adversely affect the rights of the Unit holder under this Agreement. No party to this Agreement may unilaterally waive any provision hereof, except in writing. Any such modification, amendment or waiver signed by, or binding upon, the optionee, shall be valid and binding upon any and all persons or entities who may, at any time, have or claim any rights under or pursuant to this Agreement.

15.	CHOICE OF LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, as such laws are applied to contracts entered into and performed in such State.

16.	SEVERABILITY

If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

17.	CODE SECTION 409A

The Company reserves the right, to the extent the Company deems reasonable or necessary in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting or delivery of shares of Common Stock provided under this Agreement are made in a manner that complies with Section 409A of the Internal Revenue Code of 1986, as amended, together with regulatory guidance issued thereunder.

2 Nonqualified Stock Option Grant Agreement Time-Vested Option

Stock Options
  Notice of Grant

Name	Employee No: xxxxx Grant No: xxxxx
Effective February 27, 2009, you were awarded nonqualified stock options under the Nordstrom, Inc. 2004 Equity Incentive Plan (the “Plan”) to purchase X,XXX shares of Nordstrom, Inc. stock at $13.47 per share.
Your grant is governed by your 2009 Nonqualified Stock Option Agreement and the terms of the Plan. Your options under this grant will vest over the four-year vesting period as outlined below:

Shares	Vest Date	Expiration
x,xxx	2/27/2010	2/27/2019
x,xxx	2/27/2011	2/27/2019
x,xxx	2/27/2012	2/27/2019
x,xxx	2/27/2013	2/27/2019
Please keep this Notice for your records. If you have any questions about your grant, please contact Nordstrom Leadership Benefits at 206.303.5855, tie line 8.805.5855, or leadership.benefits@nordstrom.com.